Exhibit 99.3

Contact:
Media Relations:	Press Release
Teruca Rullán
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787-281-5170

Natacha Vale
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Investor Relations
Brett Scheiner
212-417-6721

Popular Awarded MSR Portfolios by the FDIC as Receiver for Doral Bank

San Juan, Puerto Rico – March 2, 2015 - Popular, Inc. (NASDAQ: BPOP) announced today that the Federal Deposit Insurance Corporation (“FDIC”), as Receiver of Doral Bank, had accepted Banco Popular de Puerto Rico’s (“BPPR”) bid for the purchase of the mortgage servicing rights on three pools of residential mortgage loans serviced for Ginnie Mae, Fannie Mae and Freddie Mac with a total unpaid principal balance of approximately $5.0 billion as of December 31, 2014. The mortgage servicing rights were auctioned separately from the remainder of the assets and liabilities of Doral Bank.

The purchase price for the mortgage servicing rights is estimated to be approximately $48.6 million, or 0.97% of the total unpaid principal balance as of December 31, 2014.

The transfers of the mortgage servicing rights are subject to a number of specified closing conditions, including the consent of each of Ginnie Mae, Fannie Mae and Freddie Mac in a form acceptable to BPPR, and other customary closing conditions.

The transfers are expected to close within the next 60 days, subject to the conditions described above.

Forward-Looking Statements

The information contained in this presentation includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and involve risks and uncertainties that may cause the Company’s actual results to differ materially from any future results expressed or implied by such forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2013 and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

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Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, and Florida.